Exhibit 99.1

          Pericom Semiconductor Reports Fiscal First Quarter Results

    SAN JOSE, Calif., Oct. 19 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM) today announced results for its fiscal first quarter ended September 30, 2004. Results include the acquired operations of SaRonix LLC since October 1, 2003.
    Net revenues for the first quarter were $19,786,000, down 1.2% from $20,029,000 in the preceding quarter and are up 78.7% from $11,072,000 in the comparable period last year. GAAP net income for the quarter was $151,000, or $0.01 per share (diluted), compared to GAAP net income of $661,000, or $0.02 per share (diluted), in the preceding quarter and versus a GAAP net loss of $800,000, or ($0.03) per share, in the comparable period a year ago.
    Our GAAP financial results include non-recurring charges which are explained in the reconciliation of pro forma and GAAP financial results that appears in the financial statements portion of this release. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Pericom management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Our criteria for determining pro forma results may differ from other companies methods, and should not be regarded as a replacement for corresponding GAAP measures.
    Net income in the quarter ended September 30, 2004 was $151,000, or $0.01 per share (diluted), compared with pro forma net income of $346,000, or $0.01 per share (diluted), in the preceding quarter and a net loss of $800,000, or ($0.03) per share, in the comparable period a year ago. No pro forma adjustments have been made to the results for the quarters ended September 30, 2004 and September 30, 2003. For the quarter ended June 30, 2004, pro forma net income reflects an income tax benefit adjustment.
    Alex Hui, President and Chief Executive Officer of Pericom, said, "We were pleased to deliver net revenues very close to our guidance for the quarter. Our migration to an improving mix of our focus products continued -- these products now represent almost 53% of our net IC revenues. Our gross margin declined slightly from the preceding quarter but improved 620 basis points over the comparable prior year quarter. We are also pleased to have remained profitable for the second consecutive quarter. Despite near-term uncertainty, we will continue to execute our product and end-market strategies which have yielded good revenue, margin and profitability growth over the past year. We plan to continue to increase the mix of our higher margin focus products and increase our penetration in new markets such as cell phones and digital video media. As stability returns to end markets and channel inventories are balanced, we expect to continue to build upon our improved financial performance."

    NEW PRODUCTS
    The Company introduced 14 higher margin IC focus products during the quarter that support a variety of key market segments including Desktop and Notebook PC, Video, Memory Modules, Networking, Telecom, Storage, and Industrial Systems.

    SiliconClock:

    * Launched three new 3.3V, 1:4 LVPECL Clock Buffers/Converters used in higher end networking switches and routers.
    * Delivered our new 1.8V 1:10 PLL Clock Driver for DDR2 Registered DIMM's.
    * Launched two new 3.3V Clock Generator's for Intel PCI-Express Chipsets. These Intel defined products are used in the majority of Desktop and Notebook PCs around the world.

    SiliconConnect:

    * Expanded the 64-bit PCI Bridge product line by introducing Asynchronous and higher performance versions along with a unique 80MHz device.
    * Also released the smallest known packaging for a 32-bit PCI Bridge in the industry. These products are offered in both Asynchronous and Synchronous modes.

    SiliconSwitch:

    * Expanded the successful ASSP Video Switch product line by starting to sample 3-port and 5-port Low On-Resistance, 3.3V High-Bandwidth 4:1 Mux/DeMux Video Switches.

    Frequency Control Products:

    * Extended the available frequency range of our miniature quartz-based clock products to 125MHz, encompassing a much broader range of networking and computing applications.

    DECEMBER 2004 QUARTER OUTLOOK
    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

    * With current visibility we expect revenues to be flat to down 5% depending on the strength of turns orders.
    * Gross margin is expected to be in the 35-37% range, but this continues to be highly dependent on product mix and overhead absorption.
    * Operating expenses are expected to increase slightly from last quarter.
    * Other income is expected to be approximately $0.8 million.

    Pericom will adhere to Regulation Fair Disclosure. The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

    NOTE: Our first quarter results telephone conference call will begin at 1:30 p.m. pacific time today. The conference call may be accessed by calling
(800) 949-8963 and referencing conference number 1336073. A replay of the first quarter results conference call will be available for 7 days commencing from 4:30 PM pacific time today. The replay telephone number is (800) 642-1687 (domestic) or (706) 645-9291 (international) and the access code is 1336073. Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors followed by on-demand Webcast beginning at 4:30 p.m. PDT today through November 18, 2004 (Webcast requires Windows MediaPlayer).

    Pericom Semiconductor Corporation offers customers worldwide the industry's most complete silicon and quartz based solutions for the Computing, Communications, and Industrial market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'December 2004 Quarter Outlook' and statements regarding the Company's future growth, bookings strength, future revenues, gross margin, operating expenses, other income, future product mix, sales visibility, profitability, customer and product demand, our ability to expand margins by transitioning to higher margin products, market penetration in new markets, our future execution of our product and end-market strategies and our expectation to continue to build upon our improved financial performance. The company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating SaRonix with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2004 and, in particular, the risk factors sections of this filing.


                      Pericom Semiconductor Corporation
                Consolidated  Statements of Operations - GAAP
                    (In thousands, except per share data)
                                 (unaudited)

                                                  Three Months Ended
                                             Sep 30,    Jun 30,     Sep 30,
                                              2004       2004        2003

    Net revenues                            $19,786     $20,029     $11,072

    Cost of revenues                         12,806      12,791       7,854

        Gross profit                          6,980       7,238       3,218

    Operating expenses:

        Research and development              3,716       3,513       3,210

        Selling, general and administrative   3,832       3,895       2,515

               Total                          7,548       7,408       5,725

    Income (loss) from operations              (568)       (170)     (2,507)

    Other income, net                           808         925       1,061

    Recovery (write down) of nonmarketable
     investment                                   0         (14)         (9)

    Income (loss) before income taxes           240         741      (1,455)

    Income tax (benefit)                         89          80        (655)

    Net income (loss)                          $151        $661       $(800)

    Basic earnings (loss) per share           $0.01       $0.03      $(0.03)

    Diluted earnings (loss) per share         $0.01       $0.02      $(0.03)

    Shares used in computing basic earnings
     (loss) per share                        26,515      26,388      25,816

    Shares used in computing diluted earnings
     (loss) per share                        27,268      27,289      25,816


                      Pericom Semiconductor Corporation
              Consolidated Statements of Operations - Pro Forma
                    (In thousands, except per share data)
                                 (unaudited)

                                                 Three Months Ended
                                            Sep 30,     Jun 30,     Sep 30,
                                             2004        2004        2003

    Net revenues                            $19,786     $20,029     $11,072

    Cost of revenues                         12,806      12,791       7,854

        Gross profit                          6,980       7,238       3,218

    Operating expenses:

        Research and development              3,716       3,513       3,210

        Selling, general and administrative   3,832       3,895       2,515

               Total                          7,548       7,408       5,725

    Income (loss) from operations              (568)       (170)     (2,507)

    Other income, net                           808         925       1,061

    Recovery (write down) of nonmarketable
     investment                                   0         (14)         (9)

    Income (loss) before income taxes           240         741      (1,455)

    Income tax (benefit)                         89         395        (655)

    Net income (loss)                          $151        $346       $(800)

    Basic earnings (loss) per share           $0.01       $0.01      $(0.03)

    Diluted earnings (loss) per share         $0.01       $0.01      $(0.03)

    Shares used in computing basic earnings
     (loss) per share                        26,515      26,388      25,816

    Shares used in computing diluted earnings
     (loss) per share                        27,268      27,289      25,816


                      Pericom Semiconductor Corporation
   Reconciliation of Net Income (Loss) In Accordance With GAAP to Pro Forma
                              Net Income (Loss)
                                (In thousands)
                                 (unaudited)

                                                   Three Months Ended
                                              Sep 30,      Jun 30,     Sep 30,
                                               2004         2004         2003

    Net income (loss) in accordance with GAAP  $151         $661        $(800)


    Income tax (Note 1)                                    $(315)


    Net income (loss) on a pro forma basis     $151         $346        $(800)

    Notes to pro forma adjustments:

    Note 1: The adjustment in the quarter ended June 30, 2004, was to reflect the full year effective tax rate.


                      Pericom Semiconductor Corporation
                    Condensed Consolidated Balance Sheets
                                (In thousands)

                                                    As of              As of
                                                 Sep 30, 2004     Jun 30, 2004
                                                  (unaudited)
                            Assets

    Current Assets:

          Cash & cash equivalents                   $4,946            $13,965
          Short-term investments                   138,218            130,412
          Accounts receivable                        8,643              7,549
          Inventories                               16,407             15,980
          Prepaid expenses and other current assets    573                664
          Deferred income taxes                      4,824              5,564
                Total current assets               173,611            174,134

    Property and equipment, net                      6,497              6,442
    Investment in and advances to Pericom
     Technology, Inc.                                6,896              7,019
    Deferred income taxes-non current                1,642              1,419
    Other assets                                     8,439              8,438
                Total assets                      $197,085           $197,452

            Liabilities and Shareholders' Equity

    Current liabilities:

          Accounts payable                          $7,665             $8,153
          Accrued liabilities                        5,753              5,972
          Current portion of long-term debt          1,276              1,291
                Total current liabilities           14,694             15,416

    Other long term liabilities                         71                139
                Total liabilities                   14,765             15,555

    Shareholders' equity:
          Common stock                             142,642            142,607
          Retained earnings and other               39,678             39,290
                Total shareholders' equity         182,320            181,897

                Total liabilities and
                 shareholders' equity             $197,085           $197,452


SOURCE  Pericom Semiconductor Corporation
    -0-                             10/19/2004
    /CONTACT: Mike Craighead, VP/Chief Financial Officer of Pericom Semiconductor Corporation, +1-408-435-0800, or fax, +1-408-435-1100/
    /Web site:  http://www.pericom.com /
    (PSEM)

CO:  Pericom Semiconductor Corporation
ST:  California
IN:  CPR SEM HRD ECP
SU:  ERN CCA